EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS SECOND QUARTER

DILUTED EARNINGS OF 35¢ PER SHARE AND

DECLARES DIVIDEND OF 14¢ PER SHARE

SOUTHPORT, CONNECTICUT, July 31, 2019--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the second quarter of 2019 the Company reported net sales of $96.3 million and diluted earnings of 35¢ per share, compared with net sales of $128.4 million and diluted earnings of 86¢ per share in the second quarter of 2018.

For the six months ended June 29, 2019, net sales were $210.4 million and diluted earnings were $1.09 per share. For the corresponding period in 2018, net sales were $259.6 million and diluted earnings were $1.68 per share.

The Company also announced today that its Board of Directors declared a dividend of 14¢ per share for the second quarter for stockholders of record as of August 15, 2019, payable on August 30, 2019. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the second quarter results, “Thus far, 2019 has been challenging for the firearms industry. Our internal surveys of distributors and retailers indicate that the overall market for new firearms in the first half of the year may have declined more than the adjusted NICS data would indicate. Despite the softness in demand, we will not go down the path of quick fixes, deep discounting and reckless extension of payment terms in an effort to generate better short term results - at the expense of the long term, disciplined execution of our strategy. Our strategy remains focused and consistent. We will continue to develop innovative and exciting new products, optimize our cost efficiency through our commitment to lean business practices, and employ a disciplined approach to capital allocation.”

Mr. Killoy, concluded, “We have $132 million of cash and short-term investments and no debt, which puts us in a unique position in our industry. We remain financially strong, fiscally disciplined, and focused on delivering long-term value to our shareholders.”

Mr. Killoy made the following additional observations related to the Company’s 2019 second quarter performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 26% in the first half of 2019 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) decreased 5%. The greater reduction in the sell-through of the Company’s products relative to adjusted NICS background checks may be attributable to the following:

•	The aforementioned discounting and extension of payment terms offered by our competitors,
•	Relatively fewer new product shipments compared to the first half of 2018, which benefitted from the launch of four major products in December of 2017,
•	The loss of a formerly significant distributor that ultimately filed for bankruptcy protection in June 2019,
•	Increased sales of used firearms at retail, which are included in adjusted NICS checks, and
•	Decreased retailer inventories as the anticipation of further discounting led to cautious buying behavior by retailers.

•	Sales of new products, including the Wrangler, which was introduced in April 2019, the Pistol Caliber Carbine, the EC9s pistol, the Security-9 pistol, and the Precision Rimfire Rifle, represented $22 million or 25% of firearm sales in the second quarter of 2019. New product sales include only major new products that were introduced in the past two years.

•	During the second quarter of 2019, total Company and distributor inventories decreased by 18,400 units.

•	Cash used by operations during the first half of 2019 was $6.4 million. At June 29, 2019, our cash and short-term investments totaled $132 million. Our current ratio is 5.1 to 1 and we have no debt.

•	In the first half of 2019, capital expenditures totaled $3.9 million. We expect our 2019 capital expenditures to total approximately $15 million, most of which relate to new product introductions.

•	In the first half of 2019, the Company returned $10.0 million to its stockholders through the payment of dividends.

•	At June 29, 2019, stockholders’ equity was $275.8 million, which equates to a book value of $15.76 per share, of which $7.53 per share is cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, August 1, 2019, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the second quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 5546806.

The Quarterly Report on Form 10-Q is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 700 variations of more than 40 product lines. For 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	June 29, 2019	December 31, 2018

Assets

Current Assets
Cash	$32,220	$38,492
Short-term investments	99,562	114,326
Trade receivables, net	41,494	45,031

Gross inventories	92,619	80,288
Less LIFO reserve	(47,529)	(46,341)
Less excess and obsolescence reserve	(3,623)	(2,527)
Net inventories	41,467	31,420

Prepaid expenses and other current assets	5,742	2,920
Total Current Assets	220,485	232,189

Property, plant and equipment	357,771	358,756
Less allowances for depreciation	(286,056)	(276,045)
Net property, plant and equipment	71,715	82,711

Deferred income taxes	1,844	2,969
Other assets	26,873	17,663
Total Assets	$320,917	$335,532

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	June 29, 2019	December 31, 2018

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$22,528	$33,021
Contract liabilities with customers	1,275	7,477
Product liability	1,217	1,073
Employee compensation and benefits	12,716	20,729
Workers’ compensation	5,240	5,551
Income taxes payable	—	3,340
Total Current Liabilities	42,976	71,191

Product liability	73	99
Lease liability	2,028	—

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2019 – 24,150,728 issued, 17,485,330 outstanding 2018 – 24,123,418 issued, 17,458,020 outstanding	24,151	24,123
Additional paid-in capital	35,657	33,291
Retained earnings	359,627	350,423
Less: Treasury stock – at cost 2019 – 6,665,398 shares 2018 – 6,665,398 shares	(143,595)	(143,595)
Total Stockholders’ Equity	275,840	264,242
Total Liabilities and Stockholders’ Equity	$320,917	$335,532

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Net firearms sales	$94,971	$127,017	$207,903	$256,899
Net castings sales	1,358	1,394	2,464	2,670
Total net sales	96,329	128,411	210,367	259,569

Cost of products sold	74,027	91,812	155,467	187,150

Gross profit	22,302	36,599	54,900	72,419

Operating expenses:
Selling	7,265	9,785	15,396	18,123
General and administrative	7,572	7,446	15,586	16,332
Total operating expenses	14,837	17,231	30,982	34,455

Operating income	7,465	19,368	23,918	37,964

Other income:
Interest income	682	—	1,361	—
Interest expense	(25)	(22)	(51)	(49)
Other income, net	288	703	582	1,035
Total other income, net	945	681	1,892	986

Income before income taxes	8,410	20,049	25,810	38,950

Income taxes	2,177	4,860	6,544	9,497

Net income and comprehensive income	$6,233	$15,189	$19,266	$29,453

Basic earnings per share	$0.36	$0.87	$1.10	$1.69

Diluted earnings per share	$0.35	$0.86	$1.09	$1.68

Cash dividends per share	$0.29	$0.32	$0.57	$0.55

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended
	June 29, 2019	June 30, 2018

Operating Activities
Net income	$19,266	$29,453
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,972	16,344
Slow moving inventory valuation adjustment	1,096	(348)
Stock-based compensation	3,174	2,668
(Gain) loss on sale of assets	53	(4)
Deferred income taxes	1,125	(513)
Changes in operating assets and liabilities:
Trade receivables	3,537	9,944
Inventories	(11,143)	16,049
Trade accounts payable and accrued expenses	(10,804)	(3,736)
Contract liability to customers	(6,202)	4,447
Employee compensation and benefits	(8,119)	5,242
Product liability	117	73
Prepaid expenses, other assets and other liabilities	(10,157)	155
Income taxes payable	(3,340)	1,221
Cash (used for) provided by operating activities	(6,425)	80,995

Investing Activities
Property, plant and equipment additions	(3,890)	(2,360)
Proceeds from sale of assets	14	4
Purchases of short-term investments	(118,972)	—
Proceeds from maturities of short-term investments	133,736	—
Cash provided by (used for) investing activities	10,888	(2,356)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(779)	(816)
Dividends paid	(9,956)	(9,599)
Cash used for financing activities	(10,735)	(10,415)

(Decrease) increase in cash and cash equivalents	(6,272)	68,224

Cash and cash equivalents at beginning of period	38,492	63,487

Cash and cash equivalents at end of period	$32,220	$131,711

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Net income	$6,233	$15,189	$19,266	$29,453

Income tax expense	2,177	4,860	6,544	9,497
Depreciation and amortization expense	7,486	8,172	14,972	16,344
Interest income	(682)	—	(1,361)	—
Interest expense	25	22	51	49
EBITDA	$15,239	$28,243	$39,472	$55,343